NEWS RELEASE

Investor Contact Graham Sones, VP – Investor Relations ir@kodiakgas.com (936) 755-3529

Kodiak Gas Services Reports Second Quarter 2025 Financial Results, Announces $100 Million Increase to Share Repurchase Program and Provides Updated Full Year 2025 Guidance

THE WOODLANDS, Texas — August 6, 2025 — Kodiak Gas Services, Inc. (NYSE: KGS) (“Kodiak” or the “Company”), a leading provider of critical energy infrastructure and contract compression services, today reported financial and operating results for the quarter ended June 30, 2025. The Company also announced that its Board of Directors has approved a $100 million increase to its share repurchase program, and increased full-year 2025 guidance for adjusted EBITDA and discretionary cash flow.
Net income attributable to common shareholders for the quarter ended June 30, 2025 was $39.5 million, compared to $30.4 million and $6.2 million for the quarters ended March 31, 2025, and June 30, 2024, respectively.
Second Quarter 2025 and Recent Highlights
•Record earnings per share attributable to common shareholders of $0.43 per diluted share
•Record quarterly adjusted EBITDA(1) of $178.2 million, a 15.5% increase compared to second quarter 2024
•Contract Services adjusted gross margin percentage(1) increased to 68.3%, a 430 basis point increase compared to second quarter 2024
•Generated record quarterly free cash flow(1) of $70.3 million
•Returned over $50 million to stockholders through dividends and share repurchases
•Deployed 31,800 horsepower of new, large horsepower compression units
•Fleet utilization increased to 97.2%, a 290 basis point increase compared to second quarter 2024
•Added to the S&P SmallCap 600 index effective August 6, 2025
Revised 2025 Outlook Highlights
•Raised full-year 2025 adjusted EBITDA guidance to a range of $700 to $725 million, a $5 million increase to the low end of the range
•Increased full-year 2025 discretionary cash flow(1) guidance to a range of $445 to $465 million
"Kodiak's performance in the second quarter reflects our commitment to operational excellence and the strong fundamentals for contract gas compression,” said Mickey McKee, Kodiak’s President and Chief Executive Officer. “Our fourth consecutive quarterly increase in Contract Services adjusted gross margin percentage and our record quarterly adjusted EBITDA are the product of our strategic focus on large horsepower compression, fleet optimization and significant investments in both technology and our people. This approach not only strengthens our market position but also ensures we continue to meet the evolving needs of our customers with reliability and efficiency.
(1) Adjusted EBITDA, adjusted gross margin percentage, free cash flow and discretionary cash flow are non-GAAP financial measures. Definitions and reconciliations to the most comparable GAAP financial measure are included herein.

“Despite the challenges posed by global economic instabilities and energy market dynamics, our production-focused business model remains robust. The resilience of our operations is evident in our ability to maintain high fleet utilization and increase margins. As we look ahead, the highly visible Permian Basin natural gas production growth combined with the strong demand outlook driven by power demand for data centers and domestic LNG projects, reinforce our confidence in the long-term growth prospects for contract compression.
"The meaningful increase in our share repurchase program reflects that confidence and underscores Kodiak's commitment to returning capital to shareholders. Our focus remains on delivering superior service and maintaining one of the safest and most reliable compression fleets in the industry. Kodiak is well-positioned to capitalize on future opportunities, continue to drive profitable growth and increase shareholder value."
Segment Information
Contract Services segment revenue was $293.5 million in the second quarter of 2025, a 6.3% increase compared to $276.3 million in the second quarter of 2024. Contract Services segment gross margin was $134.3 million in the second quarter of 2025, a 24.9% increase compared to $107.5 million in the second quarter of 2024 and adjusted gross margin was $200.4 million in the second quarter of 2025, a 13.3% increase compared to $176.9 million in the second quarter of 2024.
Other Services segment revenue was $29.3 million in the second quarter of 2025, a 12.3% decrease compared to $33.4 million in the second quarter of 2024. Other Services segment gross margin and adjusted gross margin were each $7.2 million in the second quarter of 2025, a 31.6% increase compared to $5.5 million in the second quarter of 2024.
Long-Term Debt and Liquidity
During the second quarter 2025, the Company reduced debt outstanding by approximately $48 million. Total debt outstanding was $2.6 billion as of June 30, 2025, comprised primarily of borrowings on the ABL Facility and senior notes due 2029. At June 30, 2025, the Company had $366.4 million available on its ABL Facility, and Kodiak's credit agreement leverage ratio was 3.6x.
S&P SmallCap 600
S&P Dow Jones Indices announced on August 1, 2025 that Kodiak would join the S&P SmallCap 600 index effective prior to the opening of trading on Wednesday, August 6, 2025. The Company's addition represents a significant milestone and affirms its financial strength and commitment to profitable growth. For more information about S&P Dow Jones Indices, please visit www.spdji.com.
Share Repurchase Program
The Company's Board of Directors approved a $100 million increase to the Company's share repurchase program and extended the program's expiration date to December 31, 2026. Including the increased repurchase authorization announced today, the Company has $115.0 million available for repurchases under its share repurchase program.
Repurchases under the share repurchase program may be made from time to time through open market repurchases or through privately negotiated transactions subject to market conditions, applicable legal requirements, and other relevant factors.
To date, the Company has repurchased approximately 2.0 million shares for an aggregate amount of $60.0 million (at a weighted average price of $30.24).

Summary Financial Data

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2025	March 31, 2025	June 30, 2024
Total revenues	$322,843	$329,642	$309,653
Net income attributable to common shareholders	$39,496	$30,411	$6,228
Adjusted EBITDA (1)	$178,216	$177,664	$154,342
Adjusted EBITDA percentage (1)	55.2%	53.9%	49.8%

Contract Services revenue	$293,534	$288,956	$276,250
Contract Services adjusted gross margin (1)	$200,397	$195,721	$176,917
Contract Services adjusted gross margin percentage (1)	68.3%	67.7%	64.0%

Other Services revenue	$29,309	$40,686	$33,403
Other Services adjusted gross margin (1)	$7,195	$5,460	$5,467
Other Services adjusted gross margin percentage (1)	24.5%	13.4%	16.4%

Maintenance capital expenditures	$17,565	$16,407	$19,147

Growth capital expenditures (2)	$37,966	$55,983	$77,257
Other capital expenditures (3)	16,398	22,258	13,133
Total Growth and Other capital expenditures	$54,364	$78,241	$90,390

Discretionary cash flow (1)	$116,424	$116,084	$90,617
Free cash flow (1)	$70,290	$47,219	$638
(1)Adjusted EBITDA, adjusted EBITDA percentage, adjusted gross margin, adjusted gross margin percentage, discretionary cash flow and free cash flow are non-GAAP financial measures. For definitions and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
(2)Growth capital expenditures made to (1) expand the operating capacity or operating income capacity of assets including, but not limited to, the acquisition of additional compression units, upgrades to existing equipment, expansion of supporting infrastructure, and implementation of new technologies, (2) maintain the operating capacity or operating income capacity of assets by acquisition of replacement compression units and their supporting infrastructure, and (3) expand the operating capacity or operating income capacity of existing assets.
(3)Other capital expenditures made on assets required to support our operations—such as rolling stock, leasehold improvements, technology hardware and software and related implementation expenditures, safety enhancements to equipment, and other general items that are typically capitalized and that have a useful life beyond one year. Other capital expenditures were previously included in growth capital expenditures, but are now shown separately for both current and historical periods.

Summary Operating Data
(as of the dates indicated)

	June 30, 2025	March 31, 2025	June 30, 2024
Fleet horsepower (1)	4,419,884	4,422,914	4,481,900
Revenue-generating horsepower (2)	4,296,978	4,284,103	4,224,839
Fleet compression units	4,881	4,941	7,317
Revenue-generating compression units	4,514	4,545	5,753
Revenue-generating horsepower per revenue-generating compression unit (3)	952	943	734
Fleet utilization (4)	97.2%	96.9%	94.3%
(1)Fleet horsepower includes (x) revenue-generating horsepower and (y) idle horsepower, which is comprised of compression units that do not have a signed contract or are not subject to a firm commitment from our customer and therefore are not currently generating revenue.
(2)Revenue-generating horsepower includes compression units that are operating under contract and generating revenue and compression units which are available to be deployed and for which we have a signed contract or are subject to a firm commitment from our customer.
(3)Calculated as (i) revenue-generating horsepower divided by (ii) revenue-generating compression units at period end.
(4)Fleet utilization is calculated as (i) revenue-generating horsepower divided by (ii) fleet horsepower.
Full-Year 2025 Guidance
Kodiak is providing revised guidance for the full year 2025.

	Full-Year 2025 Guidance
(in thousands, excluding percentages)	Low	High
Adjusted EBITDA (1)	$700,000	$725,000
Discretionary cash flow (1)(2)	$445,000	$465,000

Segment Information
Contract Services revenues	$1,160,000	$1,200,000
Contract Services adjusted gross margin percentage (1)	67.0%	69.0%
Other Services revenues	$120,000	$140,000
Other Services adjusted gross margin percentage (1)	14.0%	17.0%

Capital Expenditures
Maintenance capital expenditures	$75,000	$85,000

Growth capital expenditures	$180,000	$205,000
Other capital expenditures	60,000	65,000
Total Growth and Other capital expenditures	$240,000	$270,000

(1)The Company is unable to reconcile projected adjusted EBITDA to projected net income (loss) and discretionary cash flow to projected net cash provided by operating activities and projected adjusted gross margin percentage to projected gross margin percentage, the most comparable financial measures calculated in accordance with GAAP, respectively, without unreasonable efforts because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of the reconciliations.
(2)Discretionary cash flow guidance assumes no change to Secured Overnight Financing Rate futures.

Conference Call
Kodiak will conduct a conference call on Thursday, August 7, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss financial and operating results for the quarter ended June 30, 2025. To listen to the call by phone, dial 877-407-4012 and ask for the Kodiak Gas Services call at least 10 minutes prior to the start time. To listen to the call via webcast, please visit the Investors tab of Kodiak’s website at www.kodiakgas.com.
About Kodiak
Kodiak is a leading contract compression services provider in the United States, serving as a critical link in the infrastructure that enables the safe and reliable production and transportation of natural gas and oil. Headquartered in The Woodlands, Texas, Kodiak provides contract compression and related services to oil and gas producers and midstream customers in high–volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems. More information is available at www.kodiakgas.com.
Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income (loss) before interest expense; income tax expense; and depreciation and amortization; plus (i) loss on extinguishment of debt; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) severance expenses; (v) transaction expenses; (vi) loss (gain) on sale of assets; and (vii) impairment of compression equipment. Adjusted EBITDA percentage is defined as adjusted EBITDA divided by total revenues. Adjusted EBITDA and adjusted EBITDA percentage are used as supplemental financial measures by our management and external users of our financial statements, such as investors, commercial banks and other financial institutions, to assess: (i) the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the ability of our assets to generate cash sufficient to make debt payments and pay dividends; and (iv) our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure. We believe adjusted EBITDA and adjusted EBITDA percentage provide useful information because, when viewed with our GAAP results and the accompanying reconciliation, they provide a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. Reconciliations of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, and net cash provided by operating activities are presented below.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Adjusted gross margin percentage is defined as adjusted gross margin divided by total revenues. We believe adjusted gross margin and adjusted gross margin percentage are useful as supplemental measures to investors of our operating profitability. Reconciliations of adjusted gross margin to gross margin are presented below.
Discretionary cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; and (iii) certain other expenses; plus (w) cash loss on extinguishment of debt; (x) severance expenses; and (y) transaction expenses. We believe discretionary cash flow is a useful liquidity and performance measure and supplemental financial measure for us in assessing our ability to pay cash dividends to our stockholders, make growth capital expenditures and assess our operating performance. A reconciliation of discretionary cash flow to net cash provided by operating activities is presented below.
Free cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; (iii) certain other expenses; and (iv) growth and other capital expenditures; plus (w) cash loss on extinguishment of debt; (x) severance expenses; (y) transaction expenses; and (z) proceeds from sale of assets. We believe free cash flow is a liquidity measure and useful supplemental financial measure for us in assessing our ability to pursue business opportunities and investments to grow our business and to service our debt. A reconciliation of free cash flow to net cash provided by operating activities is presented below.
Cautionary Note Regarding Forward-Looking Statements
This news release contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,”

“seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding: (i) expected operating results, such as revenue growth and earnings, including upon the continued integration of CSI Compressco LP (“CSI Compressco”) into our operations, and our ability to service our indebtedness; (ii) anticipated levels of capital expenditures and uses of capital; (iii) current or future volatility in the credit markets and future market conditions; (iv) potential or pending acquisition transactions or other strategic transactions, the timing thereof, the receipt of necessary approvals to close such acquisitions, our ability to finance such acquisitions, and our ability to achieve the intended operational, financial, and strategic benefits from any such transactions; (v) expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings; (vi) production and capacity forecasts for the natural gas and oil industry; (vii) strategy for customer retention, growth, fleet maintenance, market position and financial results; (viii) our interest rate hedges; and (ix) strategy for risk management.
Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) a reduction in the demand for natural gas and oil and/or a decrease in natural gas and oil prices; (ii) the loss of, or the deterioration of the financial condition of, any of our key customers; (iii) nonpayment and nonperformance by our customers, suppliers or vendors; (iv) competitive pressures that may cause us to lose market share; (v) the structure of our Contract Services contracts and the failure of our customers to continue to contract for services after expiration of the primary term; (vi) our ability to successfully integrate any acquired businesses, including CSI Compressco, and realize the expected benefits thereof in the expected timeframe or at all; (vii) our ability to fund purchases of additional compression equipment; (viii) our ability to successfully implement our share repurchase program; (ix) a deterioration in general economic, business, geopolitical or industry conditions, including as a result of the conflict between Russia and Ukraine, the Israel-Hamas war, and the hostilities in the Middle East, inflation, and slow economic growth in the United States; (x) a downturn in the economic environment, as well as continued inflationary pressures; (xi) international operations and related mobilization and demobilization of compression units, operational interruptions, delays, upgrades, refurbishment and repair of compression assets and any related delays and costs overruns or reduced payment of contracted rates; (xii) our ability to successfully manage our international operations and comply with any applicable laws and regulations, including risks associated with doing business in foreign countries, and our ability to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) or other anti-corruption laws; (xiii) the outcome of any pending internal review or any future related government enforcement actions; (xiv) tax legislation and the impact of changes to applicable tax laws, including the passage of the One Big Beautiful Bill Act, and administrative initiatives or challenges to our tax positions; (xv) the loss of key management, operational personnel or qualified technical personnel; (xvi) our dependence on a limited number of suppliers; (xvii) the cost of compliance with existing and new governmental regulations, as well as the associated uncertainty given the new U.S. federal government administration; (xviii) changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs and other actions; (xix) the cost of compliance with regulatory initiatives and stakeholders’ pressures, including sustainability and corporate responsibility; (xx) the inherent risks associated with our operations, such as equipment defects and malfunctions; (xxi) our reliance on third-party components for use in our IT systems; (xxii) legal and reputational risks and expenses relating to the privacy, use and security of employee and client information; (xxiii) threats of cyber-attacks or terrorism; (xxiv) agreements that govern our debt contain features that may limit our ability to operate our business and fund future growth and also increase our exposure to risk during adverse economic conditions; (xxv) volatile and/or elevated interest rates and associated central bank policy actions; (xxvi) our ability to access the capital and credit markets or borrow on affordable terms (or at all) to obtain additional capital that we may require; (xxvii) major natural disasters, severe weather events or other similar events that could disrupt operations; (xxviii) unionization of our labor force, labor interruptions and new or amended labor regulations; (xxix) renewal of insurance; (xxx) the effectiveness of our disclosure controls and procedures; and (xxxi) such other factors as discussed throughout the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission.(“SEC”) on March 7, 2025, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K, each of which can be obtained free of charge on the SEC’s website at http://www.sec.gov.
Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
(in thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024
Revenues:
Contract Services	$293,534	$288,956	$276,250
Other Services	29,309	40,686	33,403
Total revenues	322,843	329,642	309,653
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Contract Services	93,137	93,235	99,333
Other Services	22,114	35,226	27,936
Depreciation and amortization	66,135	70,529	69,463
Selling, general and administrative	35,121	32,255	59,927
Loss (gain) on sale of assets	6,606	9,211	(1,173)
Total operating expenses	223,113	240,456	255,486
Income from operations	99,730	89,186	54,167
Other income (expenses):
Interest expense	(45,755)	(47,224)	(52,133)
Gain on derivatives	—	—	6,797
Other income (expense), net	(546)	(402)	218
Total other expenses, net	(46,301)	(47,626)	(45,118)
Income before income taxes	53,429	41,560	9,049
Income tax expense	13,445	10,524	2,336
Net income	39,984	31,036	6,713
Less: Net income attributable to noncontrolling interests	488	625	485
Net income attributable to common shareholders	$39,496	$30,411	$6,228

Earnings per share attributable to common shareholders:
Basic	$0.44	$0.34	$0.07
Diluted	$0.43	$0.33	$0.06

Weighted average shares outstanding:
Basic	87,699	87,879	84,202
Diluted	90,040	90,606	90,669

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$5,428	$4,750
Accounts receivable, net	224,656	253,637
Inventories, net	101,004	103,341
Fair value of derivative instruments	—	3,672
Contract assets	5,274	7,575
Prepaid expenses and other current assets	9,163	10,686
Total current assets	345,525	383,661
Property, plant and equipment, net	3,392,339	3,395,022
Operating lease right-of-use assets, net	47,866	53,754
Finance lease right-of-use assets, net	7,574	5,696
Goodwill	415,213	415,213
Identifiable intangible assets, net	158,999	162,747
Fair value of derivative instruments	6,978	17,544
Other assets	1,433	1,486
Total assets	$4,375,927	$4,435,123
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$50,385	$57,562
Accrued liabilities	178,541	188,732
Contract liabilities	84,392	73,075
Total current liabilities	313,318	319,369
Long-term debt, net of unamortized debt issuance cost	2,545,019	2,581,909
Operating lease liabilities	43,735	49,748
Finance lease liabilities	5,394	3,514
Deferred tax liabilities	118,087	103,826
Other liabilities	1,908	3,150
Total liabilities	$3,027,461	$3,061,516
Stockholders’ equity:
Preferred stock	8	9
Common stock	895	892
Additional paid-in capital	1,317,475	1,305,375
Treasury stock, at cost	(59,956)	(40,000)
Noncontrolling interest	12,347	13,694
Accumulated other comprehensive loss	(8,316)	—
Retained earnings	86,013	93,637
Total stockholders’ equity	1,348,466	1,373,607
Total liabilities and stockholders’ equity	$4,375,927	$4,435,123

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$71,020	$36,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136,664	116,407
Equity compensation expense	13,269	8,159
Amortization of debt issuance costs	6,267	4,946
Non-cash lease expense	6,265	1,648
Provision for credit losses	995	4,589
Inventory reserve	123	476
Loss (gain) on sale of assets	15,817	(1,173)
Change in fair value of derivatives	—	(14,293)
Amortization of interest rate swap	4,147	—
Deferred tax provision	17,134	7,104
Changes in operating assets and liabilities, exclusive of effects of business acquisition:
Accounts receivable	27,986	(45,933)
Inventories	2,214	(3,147)
Contract assets	2,301	12,000
Prepaid expenses and other current assets	1,380	4,671
Accounts payable	(13,162)	21,983
Accrued and other liabilities	(13,334)	11,871
Contract liabilities	11,317	6,308
Other assets	1,097	63
Net cash provided by operating activities	291,500	172,624
Cash flows from investing activities:
Net cash acquired in acquisition of CSI Compressco LP	—	9,458
Purchase of property, plant and equipment	(160,171)	(177,186)
Proceeds from sale of assets	17,606	411
Other	—	(35)
Net cash used for investing activities	(142,565)	(167,352)
Cash flows from financing activities:
Borrowings on debt instruments	686,921	1,945,775
Payments on debt instruments	(730,078)	(1,867,851)
Principal payments on other borrowings	(3,455)	(1,843)
Payment of debt issuance cost	—	(16,346)
Principal payments on finance leases	(1,540)	(408)
Offering costs	—	(1,162)
Dividends paid to stockholders	(76,593)	(62,393)
Repurchase of common shares	(19,956)	—
Cash paid for shares withheld to cover taxes	(3,286)	(294)
Net effect on deferred taxes and taxes payable related to the vesting of restricted stock	424	—
Distributions to noncontrolling interest	(694)	(2,460)
Net cash used for financing activities	(148,257)	(6,982)
Net increase (decrease) in cash and cash equivalents	678	(1,710)
Cash and cash equivalents - beginning of period	4,750	5,562
Cash and cash equivalents - end of period	$5,428	$3,852

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2025	March 31, 2025	June 30, 2024
Net income	$39,984	$31,036	$6,713
Interest expense	45,755	47,224	52,133
Income tax expense	13,445	10,524	2,336
Depreciation and amortization	66,135	70,529	69,463
Gain on derivatives	—	—	(6,797)
Equity compensation expense	6,291	6,978	5,311
Severance expense (1)	—	376	8,969
Transaction expenses (2)	—	1,786	17,387
Loss (gain) on sale of assets	6,606	9,211	(1,173)
Adjusted EBITDA	$178,216	$177,664	$154,342

Net income percentage	12.4%	9.4%	2.2%
Adjusted EBITDA percentage	55.2%	53.9%	49.8%
(1)Represents severance expense related to the CSI Acquisition.
(2)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the CSI Acquisition and secondary offerings.

KODIAK GAS SERVICES, INC.
RECONCILIATION OF ADJUSTED GROSS MARGIN TO GROSS MARGIN
(UNAUDITED)

Contract Services

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2025	March 31, 2025	June 30, 2024
Total revenues	$293,534	$288,956	$276,250
Cost of operations (excluding depreciation and amortization)	(93,137)	(93,235)	(99,333)
Depreciation and amortization	(66,135)	(70,529)	(69,463)
Gross margin	$134,262	$125,192	$107,454
Gross margin percentage	45.7%	43.3%	38.9%
Depreciation and amortization	66,135	70,529	69,463
Adjusted gross margin	$200,397	$195,721	$176,917
Adjusted gross margin percentage	68.3%	67.7%	64.0%

Other Services

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2025	March 31, 2025	June 30, 2024
Total revenues	$29,309	$40,686	$33,403
Cost of operations (excluding depreciation and amortization)	(22,114)	(35,226)	(27,936)
Depreciation and amortization	—	—	—
Gross margin	$7,195	$5,460	$5,467
Gross margin percentage	24.5%	13.4%	16.4%
Depreciation and amortization	—	—	—
Adjusted gross margin	$7,195	$5,460	$5,467
Adjusted gross margin percentage	24.5%	13.4%	16.4%

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO DISCRETIONARY CASH FLOW AND FREE CASH FLOW
(UNAUDITED)

	Three Months Ended
(in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Net cash provided by operating activities	$177,172	$114,328	$121,082
Maintenance capital expenditures	(17,565)	(16,407)	(19,147)
Severance expense (1)	—	376	8,969
Transaction expenses (2)	—	1,786	17,387
Change in operating assets and liabilities	(38,478)	18,679	(32,372)
Other (3)	(4,705)	(2,678)	(5,302)
Discretionary cash flow	$116,424	$116,084	$90,617
Growth capital expenditures (4)(5)	(37,966)	(55,983)	(77,257)
Other capital expenditures (4)	(16,398)	(22,258)	(13,133)
Proceeds from sale of assets	8,230	9,376	411
Free cash flow	$70,290	$47,219	$638
(1)Represents severance expense related to the CSI Acquisition.
(2)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the CSI Acquisition and secondary offerings.
(3)Includes non-cash lease expense, provision for credit losses and inventory reserve.
(4)For the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, growth and other capital expenditures includes a $10.7 million decrease, a $14.1 million increase and a $12.6 million decrease in accrued capital expenditures, respectively.
(5)For the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, growth capital expenditures includes a $0.3 million decrease, a $1.2 million increase and a $19.8 million increase, in a non-cash sales tax accrual on compression equipment purchases, respectively. These accrual amounts are estimated based on the best-known information as it relates to open audit periods with the State of Texas.